UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2009

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 10, 2009, the Compensation Committee of the Board of Directors of American Dental Partners, Inc. (the “Company”) established performance targets for the executive officers for 2009 under the Company’s Executive Bonus Program. Targeted bonus amounts range from 25% to 100% of annual base salaries for executive officers.

The Compensation Committee established the primary quantitative performance objective as achievement of a target based upon selected items of cash flow from the Company’s 2009 operations (“Selected Cash Flow”). Selected Cash Flow will be calculated as follows: (a) earnings before interest, taxes, depreciation, and amortization, and excluding 123R stock option expense, less (b) capital expenditures, and (c) plus the amount of any reduction in accounts receivable or minus the amount of any increase in accounts receivable, all as determined based upon the Consolidated Statements of Income and Consolidated Statements of Cash Flows included in the Company’s audited financial statements for 2009. In selecting the primary quantitative performance objective under the Company’s Executive Bonus Program for 2009, the Compensation Committee considered the current uncertain economic climate and the need for the Company to reduce and refinance its debt, and determined that the 2009 Executive Bonus Program should incent the executive officers to generate and preserve cash.

The bonuses for some executive officers are tied solely to the Selected Cash Target. For each executive officer who does not have his entire bonus tied to the Selected Cash Target, the balance of the bonus will be based upon achievement of one or more annual individual performance objectives (“APOs”).

For the portion of the bonus for the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer which is tied to the Selected Cash Target, that officer will earn a percentage of that portion of his bonus determined pursuant to the following table:

% of Selected Cash Target Achieved	% of That Part of Bonus Earned
less than 90%	0
at least 90%, but less than 95%	90%
at least 95%, but less than 100%	95%
at least 100%, but less than 105%	100%
at least 105%, but less than 110%	120%
at least 110%	140%

The portion of the bonus for the Chief Accounting Officer which is tied to the Selected Cash Target will be earned only if the Selected Cash Target is achieved. The additional parameters for the respective executive officers’ bonuses are as follows:

Mr. Serrao’s entire bonus will be based upon the Company’s achievement of the 2009 Selected Cash Target. Mr. Serrao’s potential bonus is equal to 100% of his base salary.

Mr. Vaughan’s entire bonus will be based upon the Company’s achievement of the 2009 Selected Cash Target. Mr. Vaughan’s potential bonus is equal to 80% of his base salary.

Mr. Feigh’s potential bonus is equal to 80% of his base salary. One half of the bonus will be based upon the Company’s achievement of the 2009 Selected Cash Target. The other half may be awarded based upon achievement of individual APOs established by the Chief Executive Officer.

Mr. Vargo’s potential bonus is equal to 25% of his base salary. One half of his bonus may be awarded if the Company achieves the 2009 Selected Cash Target. The other half may be awarded based upon achievement of APOs established by the Chief Financial Officer.

The Committee may consider other factors in awarding bonuses and may, in its discretion, award bonuses in greater or lesser amounts than those determined pursuant to the targets and other parameters set forth above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

April 15, 2009	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President,
Chief Financial Officer and Treasurer
(principal financial officer)